Exhibit 99.2

News Release

Tracey Weber Joins IGT’s Board of Directors

LAS VEGAS — August 2, 2013 — International Game Technology (NYSE: IGT) (“IGT” or “the Company”), a global leader in casino gaming entertainment and systems technology, announced today the appointment of Tracey Weber to the Company’s Board of Directors.

“It is a pleasure to welcome such an accomplished business leader to our Board,” said Phil Satre, IGT’s Chairman of the Board. “Tracey’s operational experience in the digital world will enrich our Board, helping to guide the Company’s global convergence strategy and to position us for future growth.”

Ms. Weber has a strong operational background and successful track record leading strategic, industry-leading digital initiatives for both large global companies and small entrepreneurial firms. Tracey served as CitiBank’s Managing Director, North America Internet, Mobile and Global Product from 2010 to 2013. While there, American Banker’s Bank Technology News named Tracey the 2012 Mobile Banker of the Year. She also honed her leadership working as EVP, Textbooks and Digital Education at Barnes and Noble Inc. in 2010, as well as President, Chief Operating Officer, NA and other senior leadership roles at Travelocity.com from 2002 to 2010.

“I am delighted to have the opportunity to serve on IGT’s Board of Directors,” said Tracey Weber. “I look forward to lending my guidance and experience as support for the activities that will allow IGT to achieve its goal to lead and transform the gaming world.”

Ms. Weber graduated with a Bachelor’s degree in Economics from Harvard University and earned her Master of Business Administration degree from the Wharton School of the University of Pennsylvania.

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About IGT

International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for regulated markets around the world. IGT's recent acquisition of DoubleDown Interactive provides engaging casino style entertainment to more than 5 million players monthly. More information about IGT is available at www.IGT.com or connect with IGT at @IGTNews or facebook.com/IGT. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com.

News Release

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Contact

Mariya Barnes

IGT Public Relations

702-669-7679

Mariya.Barnes@IGT.com